EXHIBIT 5.1

Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.

Miami       ▪       Ft. Lauderdale       ▪       Tampa

February 17, 2005

Mr. Alan B. Levan
Chief Executive Officer
BFC Financial Corporation
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

Re:	BFC Financial Corporation Offering of Shares of Class A Common Stock

Dear Mr. Levan:

     As counsel to BFC Financial Corporation (the “Corporation”), we have examined the Amended and Restated Articles of Incorporation, as amended, and Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Corporation to authorize the issuance of the shares of Class A Common Stock of the Corporation (the “Class A Common Stock”) under the registration statement described in the next sentence. In addition, we have examined a copy of the Prospectus (the “Prospectus”) included in the Corporation’s Registration Statement on Form S-3 pursuant to which the Class A Common Stock will be registered under the Securities Act of 1933, as amended (the “Registration Statement”).

     In rendering this opinion, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the genuineness of all signatures and (iv) the due authorization and execution of the underwriting agreement relating to the offering of the Class A Common Stock as contemplated by the Prospectus. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation and such other certificates as we deemed relevant.

BFC Financial Corporation
February 17, 2005

     Our opinion expressed below is subject to the qualification that we express no opinion as to any law of any jurisdiction other than the law of the State of Florida and the federal law of the United States of America.

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that following the issuance and delivery of the Class A Common Stock against payment of adequate consideration therefor in accordance with the terms of the Prospectus, the Class A Common Stock will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of our opinion as an Exhibit to the Registration Statement and to the reference to our Firm in the Prospectus included therein under the caption “Legal Matters.”

Very truly yours,

STEARNS WEAVER MILLER WEISSLER
ALHADEFF & SITTERSON, P.A.